Exhibit 16.1

Certified Public Accountants and Advisors A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

January 29, 2025

U.S. Securities and Exchange Commission 450

Fifth Street N.W.

Washington, DC 20549

RE: Blue Chip Capital Group, Inc.

File No.: 333-273760

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We agree with the statements pertaining to us.

Barton CPA PLLC

Cypress, Texas